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                                                                    EXHIBIT 23.1



                      Consent of Independent Accountants
                      ----------------------------------


The Board of Directors
Harman International Industries, Incorporated

We consent to the use of our report dated August 15, 1996, relating to the consolidated balance sheets of Harman International Industries, Incorporated and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of operations and cash flows for each of the years in the three-year period ended June 30, 1996, and the related schedule, incorporated by reference herein and to references to our Firm under the heading "Experts" in the registration statement.

/s/ KPMG Peat Marwick LLP
Los Angeles, California
February 3, 1997